UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

Southern Missouri Bancorp (SMBC)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

843380106
(CUSIP Number)

04/25/2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 843380106	Page 2 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	132,728 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	132,728 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		132,728 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.78%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 132,728 shares of common stock.

CUSIP No. 843380106	Page 3 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,139 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	1,139 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,139 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.02%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 1,139 shares of common stock.

CUSIP No. 843380106	Page 4 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	74,436 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	74,436 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		74,436 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.00%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 74,436 shares of common stock.

CUSIP No. 843380106	Page 5 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	19,253 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	19,253 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		19,253 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.26%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 19,253 shares of common stock.

CUSIP No. 843380106	Page 6 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	40,671 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	40,671 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		40,671 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.55%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 40,671 shares of common stock.

CUSIP No. 843380106	Page 7 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	48,109 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	48,109 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		48,109 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.65%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 48,109 shares of common stock.

CUSIP No. 843380106	Page 8 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	39,500 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	39,500 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		39,500 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.53%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 39,500 shares of common stock.

CUSIP No. 843380106	Page 9 of 21
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	409,054 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	187,085 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		409,054 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.50%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 132,728 shares of common stock held by Financial Opportunity Fund LLC and 1,139 shares of common stock held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 74,436 shares of common stock held by Bridge Equities III LLC, 19,253 shares of common stock held by Bridge Equities VIII LLC, 40,671 shares of common stock held by Bridge Equities IX LLC, 48,109 shares of common stock held by Bridge Equities X LLC and 39,500 shares of common stock held by Bridge Equities XI LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 53,218 shares of common stock held by a managed account that FJ Capital Management manages.

(2)	Consists of 132,728 shares of common stock held by Financial Opportunity Fund LLC and 1,139 shares of common stock held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 53,218 shares owned by a managed account that FJ Capital Management manages.

CUSIP No. 843380106	Page 10 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	409,054 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	187,085 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		409,054 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		5.50%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 132,728 shares of common stock held by Financial Opportunity Fund LLC and 1,139 shares of common stock held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 74,436 shares of common stock held by Bridge Equities III LLC, 19,253 shares of common stock held by Bridge Equities VIII LLC, 40,671 shares of common stock held by Bridge Equities IX LLC, 48,109 shares of common stock held by Bridge Equities X LLC and 39,500 shares of common stock held by Bridge Equities XI LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 53,218 shares of common stock held by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.
(2)	Consists of 132,728 shares of common stock held by Financial Opportunity Fund LLC and 1,139 shares of common stock held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 53,218 shares owned by a managed account that FJ Capital Management manages. Mr. Friedman is the managing member of FJ Capital Management LLC.

CUSIP No. 843380106	Page 11 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	221,969 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	221,969 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		221,969 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.98%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 74,436 shares of common stock held by Bridge Equities III LLC, 19,253 shares of common stock held by Bridge Equities VIII LLC, 40,671 shares of common stock held by Bridge Equities IX LLC, 48,109 shares of common stock held by Bridge Equities X LLC and 39,500 shares of common stock held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member.

CUSIP No. 843380106	Page 12 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	221,969 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	221,969 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		221,969 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.98%
12	TYPE OF REPORTING PERSON		OO

(1) Consists 74,436 shares of common stock held by Bridge Equities III LLC, 19,253 shares of common stock held by Bridge Equities VIII LLC, 40,671 shares of common stock held by Bridge Equities IX LLC, 48,109 shares of common stock held by Bridge Equities X LLC and 39,500 shares of common stock held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC.

CUSIP No. 843380106	Page 13 of 21

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	221,969 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	221,969 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		221,969 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.98%
12	TYPE OF REPORTING PERSON		CO

(1) Consists of 74,436 shares of common stock held by Bridge Equities III LLC, 19,253 shares of common stock held by Bridge Equities VIII LLC, 40,671 shares of common stock held by Bridge Equities IX LLC, 48,109 shares of common stock held by Bridge Equities X LLC and 39,500 shares of common stock held by Bridge Equities XI LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC.

CUSIP No. 843380106	Page 14 of 21
Item 1(a).	Name of Issuer:

Southern Missouri Bancorp (SMBC)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2991 Oak Grove Road Poplar Bluff, MO 63901

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities III LLC

Bridge Equities VIII LLC

Bridge Equities IX LLC

Bridge Equities X LLC

Bridge Equities XI LLC

FJ Capital Management LLC

Martin S. Friedman SunBridge Manager LLC SunBridge Holdings LLC Realty Investment Company Inc
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Financial Opportunity Fund LLC 1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Bridge Equities III LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

FJ Capital Management, LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

CUSIP No. 843380106	Page 15 of 21

Martin S. Friedman

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

SunBridge Manager LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III LLC, Bridge Equities VIII LLC, Bridge Equities IX LLC, Bridge Equities X LLC, Bridge Equities XI LLC, FJ Capital Management LLC, SunBridge Manager LLC, SunBridge Holdings LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:
843380106

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

CUSIP No. 843380106	Page 16 of 21
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 132,728 shares

Financial Opportunity Long/Short Fund LLC – 1,139 shares

Bridge Equities III LLC – 74,436 shares

Bridge Equities VIII LLC – 19,253 shares

Bridge Equities IX LLC – 40,671 shares

Bridge Equities X LLC – 48,109 shares

Bridge Equities XI LLC – 39,500 shares

FJ Capital Management LLC – 409,054 shares

Martin S. Friedman – 409,054 shares

SunBridge Manager LLC – 221,969 shares

SunBridge Holdings LLC – 221,969 shares

Realty Investment Company Inc – 221,969 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 1.78%

Financial Opportunity Long/Short Fund LLC – 0.02%

Bridge Equities III LLC –1.00%

Bridge Equities VIII LLC – 0.26%

Bridge Equities IX LLC – 0.55%

Bridge Equities X LLC – 0.65%

Bridge Equities XI LLC – 0.53%

FJ Capital Management LLC – 5.50%

Martin S. Friedman – 5.50%

SunBridge Manager LLC – 2.98%

SunBridge Holdings LLC - 2.98%

Realty Investment Company Inc - 2.98%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

CUSIP No. 843380106	Page 17 of 21

Financial Opportunity Fund LLC – 132,728 shares

Financial Opportunity Long/Short Fund LLC – 1,139 shares

Bridge Equities III LLC – 74,436 shares

Bridge Equities VIII LLC – 19,253 shares

Bridge Equities IX LLC – 40,671 shares

Bridge Equities X LLC – 48,109 shares

Bridge Equities XI LLC – 39,500 shares

FJ Capital Management LLC – 409,054 shares

Martin S. Friedman – 409,054 shares

SunBridge Manager LLC – 221,969 shares

SunBridge Holdings LLC – 221,969 shares

Realty Investment Company Inc – 221,969 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 132,728 shares

Financial Opportunity Long/Short Fund LLC – 1,139 shares

Bridge Equities III LLC – 74,436 shares

Bridge Equities VIII LLC – 19,253 shares

Bridge Equities IX LLC – 40,671 shares

Bridge Equities X LLC – 48,109 shares

Bridge Equities XI LLC – 39,500 shares

FJ Capital Management LLC – 187,085 shares

Martin S. Friedman – 187,085 shares

SunBridge Manager LLC – 221,969 shares

SunBridge Holdings LLC – 221,969 shares

Realty Investment Company Inc – 221,969 shares

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No. 843380106	Page 18 of 21
Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 843380106	Page 19 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 5/4/2016

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

CUSIP No. 843380106	Page 20 of 21

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/  Christine A. Shreve

Name: Christine A. Shreve

Title: President

CUSIP No. 843380106	Page 21 of 21

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Southern Missouri Bancorp shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC		Bridge Equities III, LLC
By:	FJ Capital Management, LLC	By: SunBridge Manager, LLC, its Managing Member
Title: Manager

By:	/s/ Martin Friedman	By:	/s/ Christine A. Shreve
	Name: Martin S. Friedman		Name: Christine A. Shreve
	Title: Managing Member		Title: Manager

Financial Opportunity LonG/Short Fund LLC		Bridge Equities VIII, LLC
By:	FJ Capital Management, LLC	By: SunBridge Manager, LLC, its Managing Member

By: /s/ Martin Friedman		By:	/s/ Christine A. Shreve
Name: Martin S. Friedman		Name:	Christine A. Shreve
		Title:	Managing Member
Bridge Equities IX, LLC
By: SunBridge Manager, LLC, its Managing Member

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
FJ Capital Management LLC			Title: Manager

Bridge Equities X, LLC
By: SunBridge Manager, LLC, its Managing Member
By: /s/ Martin Friedman

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

SunBridge mANAGER, LLC
By: SunBridge Holdings, LLC, its Managing Member

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President
/s/_Martin Friedman
MARTIN S. FRIEDMAN		SunBridge Holdings, LLC
By: Realty Investment Company, Inc., its Manager
.

		By:	/s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

realty investment company, inc.

		By:	/s/ Christine A. Shreve
		Name:	Christine A. Shreve
Title: President